PROMISSORY NOTE

From:  Global Tech International, Inc.

To:    Longborough Capital, PLC.

Date:  May 10, 2010

Amount: 250,242.21GBP

Global Tech International, Inc promises to pay to the order of Longborough Capital, PLC,  Two hundred fifty thousand two hundred forty-two and 00/21 British Pounds (250,242.21) GBP.  This note is unsecured, bears no interest and has not set maturity date. This note replaces the note dated December 15, 2003.

Global Tech International, Inc.

By: /s/ Majlinda Xhuti

Its: Chief Financial Officer